AMENDMENT NO. 3 TO RIGHTS AGREEMENT

      This Amendment No. 3 ("Amendment"), dated as of February 2, 2009, to the Rights Agreement, dated as of October 25, 2000 (as amended to date, the "Rights Agreement"), between Compuware Corporation, a Michigan corporation (the "Company"), and Equiserve Trust Company, N.A., a National Banking Association, now known as Computershare Trust Company N.A., (the "Rights Agent").

      WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

      WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 28 of the Rights Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

      1. The definition of "Final Expiration Date" in the Rights Agreement is amended and restated in its entirety as follows:

            "Final Expiration Date" shall mean the Close of Business on May 9, 2012.

      2. Section 2 of the Rights Agreement is amended and restated in its entirety as follows:

            "The Company hereby appoints the Rights Agent to acts as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary and desirable, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event be liable for, the acts and omissions of any such co-Rights Agent".

      3. The Form of Right Certificate attached to the Agreement as Exhibit B, as amended, is hereby amended by replacing all references to "May 9, 2009" therein with "May 9, 2012".

      4. The Summary of Rights to Purchase Preferred Shares attached to the Agreement as Exhibit C, as amended, is hereby amended by replacing all references to "May 9, 2009" therein with "May 9, 2012".

      5. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

      6. Except as amended by this Amendment, the Agreement shall remain in full force and effect.

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      7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

COMPUWARE CORPORATION                    COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Daniel S. Follis Jr.             By: /s/ Dennis V. Mocchia
    --------------------------------          ------------------------------

Name:  Daniel S. Follis Jr.              Name:  Dennis V. Mocchia
Title: V.P., General Counsel             Title: Manager, Contract Administration
       & Secretary


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